EXHIBIT 3.3


                         CERTIFICATE OF FIRST AMENDMENT
                     TO THE AMENDED AND RESTATED ARTICLES OF
                 INCORPORATION OF LOCKHART CARIBBEAN CORPORATION


     LOCKHART CARIBBEAN CORPORATION (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the Virgin Islands, and formerly known as The Lockhart Companies Incorporated, does hereby certify that the following resolutions constituting the First Amendment to the Amended and Restated Articles of Incorporation of said Corporation have been duly adopted by the shareholders of the Corporation as of November 24, 1997 in accordance with the provisions of 13 V.I.C. ss.222:

     RESOLVED, that the Amended and Restated Articles of Incorporation of this Corporation be and hereby are amended by deleting Article V, Sections 5.3, 5.3.1, 5.4 and 5.5 in their entirety and inserting in their place the following new Article V, Sections 5.3, 5.3.1, 5.4 and 5.5:

     5.3 Dividends. The Board of Directors of the Corporation may cause dividends to be paid to holders of Common Stock out of funds legally available for the payment of dividends; provided, however, that the Board of Directors may declare the payment of cash dividends of up to $.0425 per annum per share of Class B Common Stock to the holders of Class B Common Stock without declaring or paying any dividends on Class A Common Stock. Once the Board of Directors shall declare a dividend payable to both classes of Common Stock -- whether by virtue of a dividend being declared in excess of $.0425 per annum per share or otherwise -- the right of the Board of Directors to declare a separate dividend payable only on the Class B Common Stock shall cease and determine. Thereafter, any dividend or distribution on the Common Stock shall be payable on shares of Class A Common Stock and Class B Common Stock as a common pool, share and share alike; provided that in the case of dividends payable in shares of Common Stock of the Corporation, or options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable only in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for Class A Common Stock.

     5.3.1 Warrants. The Corporation, by resolution or resolutions of its Board of Directors, shall have power to create and issue, whether or not in connection with the issue and sale of any shares or any other securities of the Corporation, warrants, rights, or options entitling the holders thereof to purchase from the Corporation any shares of any class or classes or any other securities of the Corporation, such warrants, rights, or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times at or within which (which may be limited or unlimited in duration), and the price or prices (not less than the minimum amount prescribed by law, if any) at which such shares or other securities may be purchased from the Corporation upon the exercise of any such warrant, right, or option shall be such as shall be fixed and stated in the resolution or resolutions of the Board of Directors providing for the creation and issue of such warrants, rights, or options. The Board of Directors is hereby authorized to create and issue any such warrants, rights, or options from time to time for such consideration, and to such persons, firms, or corporations, as the Board of Directors may determine.

     5.4 Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation (including the rights of the holders of Preferred Stock, if any), the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Class A Common Stock and the holders of Class B Common Stock share and share alike; provided, however, that so long as dividends are not being paid on Class A Common Stock, the holders of Class A Common Stock shall be entitled to preferential rights in the event of liquidation, dissolution or winding up of the Corporation with each holder of Class A Common Stock entitled to receive $6.50 per share before any sum shall be paid to or any assets distributed among the holders of Class B Common Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 5.4.

     5.5 Preemptive Rights. No stockholder of the Corporation shall by reason of holding any equity or voting share of any class of Common Stock, have any preemptive or preferential right to purchase or subscribe to any shares of any class of Common Stock, now or hereafter to be authorized, or any shares or other securities convertible into or carrying rights or options to purchase any shares of any class of Common Stock, now or hereafter to be authorized, whether or not the issuance of any such shares or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors of the Corporation in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of Common Stock, or other securities convertible into or carrying rights or options to purchase any shares of any class of the Corporation, without offering any such shares or securities, either in whole or in part, to the existing stockholders of any class of Common Stock. The foregoing notwithstanding, the Board of Directors shall not have the right to issue any further shares of Class B Common Stock or any warrant or other security convertible into, or carrying rights or options to purchase, any shares of Class B Common Stock.

     It is further hereby certified that the capital of the Corporation will not be reduced under or by reason of the foregoing resolutions.

     IN WITNESS WHEREOF, Lockhart Caribbean Corporation, has caused its corporate seal to be affixed hereto and this Certificate of First Amendment To The Amended And Restated Articles Of Incorporation to be executed by the undersigned officers of said Corporation this 24th day of November, 1997.


                                 LOCKHART CARIBBEAN CORPORATION



                                 By:     /s/ John P. deJongh, Jr.
                                         ---------------------------------------
                                         John P. deJongh, Jr., President


                                 Attest: /s/ Cornel A. Williams
                                         ---------------------------------------
                                         Cornel A. Williams, Secretary


TERRITORY OF THE VIRGIN ISLANDS              )
                                             )      SS.:
JUDICIAL DIVISION OF ST. THOMAS AND ST. JOHN )


     The foregoing instrument was acknowledged before me this 24th day of November, 1997 by John P. deJongh, Jr., President of Lockhart Caribbean Corporation, a U.S. Virgin Islands corporation, on behalf of the corporation.


/s/ Susan Laura Lugo
------------------------------
Notary Public